Exhibit 99.1

Xcel Brands Announces Pricing of $2.6 Million Public Offering and Concurrent Management-Led Private Placement

NEW YORK, August 1, 2025 (GLOBE NEWSWIRE) -- Xcel Brands (NASDAQ: XELB), a leading media and consumer products company known for building socially driven, live-commerce-focused brands, today announced the pricing of its public offering of 2,181,818 shares of common stock at a public offering price of $1.10 per share. In a concurrent private placement, the Company also agreed to issue and sell an aggregate of 145,147 unregistered shares to certain insiders of the Company including the Company’s Chief Executive Officer, Robert D'Loren, at a purchase price of $1.36, which is equal to the closing price of the Company’s common stock on July 31, 2025. The closing of the offering is expected to occur on or about August 4, 2025, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent for the offering.

The combined gross proceeds from the public offering and concurrent private placement, before deducting the placement agent’s fees and other offering expenses, are expected to be approximately $2.6 million. The Company intends to use the net proceeds from this offering for brand development and launch, working capital and other general corporate purposes, including payment of outstanding payables.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-288495), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 31, 2025. The offering is being made only by means of a prospectus which forms a part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. The shares to be issued in the concurrent private placement were offered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at www.sec.gov and may also be obtained by contacting Maxim Group LLC at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Xcel Brands

Xcel Brands, Inc. (NASDAQ: XELB) is a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as social commerce. Xcel owns the Halston, Judith Ripka, and C. Wonder brands, as well as the co-branded collaboration brands TowerHill by Christie Brinkley, LB70 by Lloyd Boston, Trust. Respect. Love by Cesar Millan, GemmaMade by Gemma Stafford, and a brand in development with Coco Rocha and also holds noncontrolling interests or long-term license agreements in the Isaac Mizrahi brand, Orme Live and Mesa Mia Live by Jenny Martinez. Xcel also owns and manages the Longaberger brand through its controlling interest in Longaberger Licensing, LLC. Xcel is pioneering a true modern consumer products sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retailers, and e-commerce channels to be everywhere its customers shop. The company’s brands have generated in excess of $5 billion in retail sales via livestreaming in interactive television and digital channels alone and consisting of over 20,000 hours of content production time in live-stream and social commerce. The brand portfolio reaches in excess of 43 million social media followers with broadcast reach into 200 million households. Headquartered in New York City, Xcel Brands is led by an executive team with significant live streaming, production, merchandising, design, marketing, retailing, and licensing experience, and a proven track record of success in elevating branded consumer products companies. For more information, visit www.xcelbrands.com.

Forward-Looking Statements

This press release contains certain statements which are not historical facts, which are forward-looking statements within the meaning of the federal securities laws, for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements made with respect to the services offered by Xcel Brands and the markets in which it operates, and Xcel Brands’ projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions provided for illustrative purposes only, and projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; those factors identified in our “Risk Factors” included in the Form S-1 for this offering and in our periodic filings with the SEC; the ability of Xcel Brands to achieve its projected revenue, and its continued access to sources of additional debt or equity capital if needed. While Xcel Brands may elect to update these forward-looking statements at some point in the future, Xcel Brands specifically disclaims any obligation to do so.

For further information please contact:
Seth Burroughs
Xcel Brands
sburroughs@xcelbrands.com